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                                  [BIRCH LOGO]


                                                          May 17, 2001



Via EDGAR and Fax

Mr. David Mittleman
Division of Corporation Finance
U.S. Securities and Exchange Commission, Mail Slot 4-7
450 Fifth Street, N.W.
Washington, D.C. 20549-0404

        Re:   BIRCH TELECOM, INC.
              REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-33156)

Dear Mr. Mittleman:

       Pursuant to Rule 477 under the Securities Act of 1933, as amended, on behalf of Birch Telecom, Inc. (the "Company"), I hereby request that the Company's Registration Statement on Form S-1, Registration No. 333-33156, be withdrawn due to adverse marketing conditions.

                                          Very truly yours,

                                          /s/ Gregory C. Lawhon

                                          Gregory C. Lawhon
                                          Senior Vice President








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